UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2024

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1095 Broken Sound Parkway Suite 100 Boca Raton FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On October 29, 2024, Greenlane Holdings, Inc. (the “Company’) entered into a series of agreements in order to restructure existing senior debt. The Company and its senior lenders entered into the agreements described below to extend the maturity and reduce the amount of such debt.

Exchange Agreement

On October 29, 2024,the Company entered into an Exchange Agreement (the “Exchange Agreement”) with its Senior Subordinated Lender, whereby the Company agreed to exchange an aggregate of $4,617,307 of debt originally owed to Agile Capital Funding LLC and Cedar Advance LLC in a 3(a)(9) exchange for new Senior Subordinated Notes in the principal amount of $4,000,000 due one year from issuance (the “Exchange Note”), reducing outstanding indebtedness by approximately $617,000. The Exchange Note is convertible at the option of the holder at $3.17 per share. In connection with the Exchange, the Company issued an aggregate of 1,261,830 five year warrants with an exercise price of $3.04 per share (the “Exchange Warrants”).

In addition, pursuant to the terms of the Exchange Agreement, the Company agreed to issue warrants to the Holders, with an initial exercise price of $3.04, exercisable 180 days after issuance (the “Exchange Inducement Warrants”). The Exchange Inducement Warrants were issued to incentivize the holders to exercise some or all of their existing warrants originally issued on August 13, 2024 (the “Existing Warrants”) for cash, which existing warrants have an exercise price of $2.50 per share. The Exchange Inducement Warrants are initially exercisable for zero shares, but to the extent that the Holders exercise any of such Existing Warrants during the one-hundred sixty day inducement period, the Exchange Inducement Warrants will become exercisable on April 30, 2025 for 200% of the number of Existing Warrants exercised for cash during such inducement period.

Also, pursuant to the Exchange Agreement, the Senior Subordinated Lender agreed that it will exercise its Existing Warrants for cash prior to exercising any of its outstanding pre-funded warrants, contingent on the market price of the common stock being above $2.50 per share and certain other conditions. The above agreement will terminate upon the Company receiving certain cash proceeds and prepaying at least $2,250,000 of Cobra’s Notes.

The Company engaged Aegis Capital Corp. (“Aegis”) to act as its exclusive placement agent in connection with the transactions summarized above and will pay Aegis a cash fee equal to 4.0% of the aggregate gross proceeds from the exercise of the Existing Warrants. No fees were paid to Aegis by the Company in connection with the restructuring of debt described above.

The Exchange Agreement is filed as Exhibit 10.1. The Exchange Note is filed as Exhibit 10.2. The Exchange Warrant is filed as Exhibit 10.3. The Exchange Inducement Warrant is filed as Exhibit 10.4. The descriptions of the Exchange Agreement, the Exchange Notes, the Exchange Warrants and the Exchange Inducement Warrants are qualified by the actual agreements filed as Exhibits hereto.

First Amendment to Amended and Restated Secured Promissory Note

On October 29, 2024, the Company entered into the First Amendment to Amended and Restated Secured Promissory Note (the “Note Amendment”) with Cobra Alternative Capital Strategies LLC (“Cobra”). Pursuant to the Note Amendment, Cobra agreed to extend the Maturity Date of its senior promissory note dated May 1, 2024, which is currently due. The new Maturity Date will be October 29, 2025. In consideration for the extension, the Company (i) agreed to make such Notes convertible at the option of Cobra with a conversion price of $3.17 per share, (ii) agreed to prepay Cobra’s debt with 50% of any money raised by the Company from warrant exercise proceeds and from capital raise transactions, and (iii) issued Cobra an aggregate of 500,000 five year warrants with an exercise price of $3.04 per share which are identical to the Exchange Warrants.

The description of the Note Amendment is a summary and is qualified by the actual agreement which is filed as Exhibit 10.5 hereto.

Item 2.03. Creation of a Direct Financial Obligation

See Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Exchange Agreement dated October 29, 2024
10.2	Senior Subordinated Note dated October 29, 2024
10.3	Form of Exchange Warrant
10.4	Form of Inducement Warrant
10.5	First Amendment to Amended and Restated Promissory Note dated October 29, 2024
104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: October 30, 2024	By:	/s/ Barbara Shur
Barbara Shur
Chief Executive Officer